Exhibit (i)(1)

July 18, 2018

BlackRock Series Fund II, Inc.

55 East 52nd Street

New York, New York 10055

Ladies and Gentlemen:

We have acted as special Maryland counsel to BlackRock Series Fund II, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of shares of the Company’s common stock, par value $0.0001 per share, designated as common stock (“High Yield Stock”) of BlackRock High Yield Portfolio, a series of the Company, and as common stock (“Bond Stock” and, together with High Yield Stock, “Common Stock”) of U.S. Government Bond Portfolio, a series of the Company, on the Company’s Registration Statement on Form N-1A filed with the Securities and Exchange Commission on the date hereof (File No. 333-224375) (together with all amendments through the date hereof, the “Registration Statement”).

We have examined the Registration Statement (exclusive of the exhibits thereto other than the Company’s charter and bylaws) and such corporate records, certificates, and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and officers of the Company. Based on that examination, we advise you that in our opinion the shares of the Common Stock offered by the Company have been duly authorized and, assuming that upon any issuance of the Common Stock the total number of shares of (a) High Yield Stock issued and outstanding will not exceed the total number of shares of High Yield Stock that the Company is then authorized to issue under its charter and (b) Bond Stock issued and outstanding will not exceed the total number of shares of Bond Stock that the Company is then authorized to issue under its charter, when issued under the circumstances contemplated in the Registration Statement against payment therefor, will be legally issued, fully paid, and non-assessable.

In expressing the opinion set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies conform with the originals of those documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) each natural person executing any such document is legally competent to do so, and (v) all public records reviewed by us or on our behalf are accurate and complete.

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By: /s/ Christopher R. Johnson

Principal